Exhibit 99.1

BEMA Buprenorphine to Proceed to Phase 2

Following Favorable Initial Study Results

BioDelivery Sciences’ second product using the

BEMA drug delivery technology to enter Phase 2 in June

RALEIGH, N.C., March 18, 2009 - BioDelivery Sciences International, Inc. (Nasdaq: BDSI) announced preliminary results from a Phase 1 study assessing two new formulations of the opioid analgesic buprenorphine utilizing the company’s proprietary BEMA™ drug delivery technology. The study was performed to select the optimal formulation for Phase 2 clinical development of the product candidate, known as BEMA™ Buprenorphine.

Fourteen healthy volunteers participated in this randomized, blinded, cross-over study which compared two formulations of BEMA Buprenorphine with intravenous buprenorphine and placebo. Following administration of both BEMA formulations, buprenorphine plasma concentrations were measureable within 15 minutes and accompanied by changes in pupillometry, a standard measure of opioid pharmacodynamic effect. Notably, this effect was maintained over the 8-hour duration of the study without evidence of significant decline. Local application of the BEMA films in the mouth were well tolerated. Additional data including safety and tolerability are forthcoming.

“We are very pleased with the pharmacokinetic and pharmacodynamic profile of BEMA Buprenorphine as demonstrated in this study,” said David Blum, MD, Vice President, Clinical Development and Medical Affairs at BDSI. “This study demonstrates that the new BEMA formulations provide rapid rise to peak plasma concentrations and high bioavailability, or absorption, of buprenorphine. The time to and extent of the maximum plasma concentrations exceeded our expectations for these formulations compared to the previously tested formulation. Further, the pharmacodynamic results indicate that once or twice daily administration of BEMA Buprenorphine may be effective for the treatment of a variety of acute and chronic pain conditions.”

Dr. Andrew Finn, BDSI’s Executive Vice President, Product Development added, “There is a tremendous opportunity for a product such as BEMA Buprenorphine with a long duration of action and less potential for abuse and addiction compared to Schedule II opioids such as morphine and oxycodone. The results of our efforts to enhance the original formulation have now provided us with a product that will be progressed into Phase 2 clinical development during the second quarter of this year, and assuming positive results, will be followed by the initiation of Phase 3 in the first half of 2010.”

The availability of a transmucosal formulation of buprenorphine could provide a new treatment option for acute and chronic pain conditions. Based on market research, BDSI believes BEMA Buprenorphine may have the potential to achieve peak annual sales of over $500 million, making it a desirable partnering opportunity.

BDSI’s initial product candidate utilizing the BEMA drug delivery technology, ONSOLIS™ (fentanyl buccal soluble film; formerly BEMA™ Fentanyl), is currently under review at FDA for the potential treatment of breakthrough pain in opioid tolerant patients with cancer. The company anticipates an FDA decision on the New Drug Application (NDA) for ONSOLIS during the first half of 2009.

About BEMA Buprenorphine

BEMA Buprenorphine consists of a small, dissolvable, polymer film, formulated with the Schedule III analgesic buprenorphine for application to the buccal mucosa (inner lining of the cheek). The BEMA delivery technology is particularly well suited for the delivery of products where rapid onset of activity and convenient administration are important. BDSI believes there is a clear need and growing market for additional narcotic agents in alternative dosage forms.

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. (NASDAQ:BDSI) is a specialty pharmaceutical company that is focused on developing innovative products to address growing market opportunities, including conditions such as pain. The company utilizes its owned and licensed patented drug delivery technologies to develop, partner, and commercialize new products using proven therapeutics. BDSI’s pain franchise currently consists of two products in development utilizing the Company’s patented BEMA buccal soluble film technology: ONSOLIS (fentanyl buccal soluble film) a potential treatment for “breakthrough” pain in opioid tolerant patients with cancer, and BEMA Buprenorphine, a second analgesic with at least one potential target indication for the treatment of moderate to severe pain. The company is working with its BEMA technology and its patented Bioral™ cochleate technology on products targeted at conditions common to oncology and surgical patients such as pain and infections. The company headquarters is located in Raleigh, North Carolina, and its principal laboratory is located in Newark, New Jersey. For more information please visit www.biodeliverysciences.com.

Cautionary Note on Forward-Looking Statements

Except for the historical information contained herein, this press release and the statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects”, “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation, the results of the Company’s clinical trials relating to, and the viability generally of, BEMA Buprenorphine, may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). Peak sales and market size estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such sales levels will be achieved, if at all.

Contact

Al Medwar

Vice President, Marketing and Corporate Development

BioDelivery Sciences International, Inc.

+1 919-582-9050

amedwar@bdsinternational.com